Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	Putnam Management has agreed to assume certain expenses
 incurred by the fund in connection with allegations of improper short-term trading activity. During the funds year ended
 February 29, 2004, legal, shareholder servicing and communication, audit, and Trustee fees incurred by the fund and assumed by Putnam Management were $19,566.

74U1		Class A	26,817
		Class B	18,471
		Class C	2,846

74U2		Class M	676
		Class R	-
		Class Y	5,721

74V1		Class A	18.01
		Class B	17.37
		Class C	17.40

74V2		Class M	17.67
		Class R	-
		Class Y	18.16